Exhibit 10.2

Execution Version

AMENDED AND RESTATED GAS PROCESSING AGREEMENT

Between

PennTex North Louisiana Operating, LLC

“Processor”

and

MRD Operating LLC

“Customer”

Effective as of April 14, 2015

i

ARTICLE VI. MEASUREMENT AND TESTING		20

6.1	Measurement Equipment	20
6.2	Measurement Standards	20
6.3	Measurement Factors	21
6.4	Measurement Accuracy Verification	22
6.5	Measurement Error	22
6.6	Customer’s Right of Inspection	22
6.7	Gross Heating Value Determination	22
6.8	Hydrocarbon Content	23
6.9	Fractional Analysis	23
6.10	Modifications to Measurement Procedures	23
6.11	Measurement Disputes	24

ARTICLE VII. PLANT PRODUCTS AND CUSTOMER RESIDUE GAS		24

7.1	Conveyance of Rights to Processor	24
7.2	Title to Customer Gas and Plant Products	24

ARTICLE VIII. PLANT FUEL, LOST AND UNACCOUNTED FOR AND SHRINKAGE		24

8.1	Allocation of Plant Fuel and Lost and Unaccounted for Gas	24
8.2	Calculation of Shrinkage	24
8.3	Plant Fuel, Shrinkage and Lost and Unaccounted for Gas	24

ARTICLE IX. COMPENSATION AND FEES		25

9.1	Processing Fee	25
9.2	Fee Adjustment	25
9.3	Minimum Quantity Commitment	25
9.4	Deficiency Payments	25
9.5	Certain Other Payments	26
9.6	Electric Compression Reimbursement	27

ARTICLE X. ROYALTIES; WARRANTY OF TITLE		27

10.1	Royalties	27
10.2	Title; Warranties Regarding Title	28

ARTICLE XI. TERM		28

11.1	Term	28
11.2	Termination for Cause	28

ARTICLE XII. STATEMENTS AND PAYMENTS		28

12.1	Invoices and Statements	28

12.2	Payment of Statements	29
12.3	Billing Disputes	29
12.4	Audit Rights	29
12.5	Creditworthiness	29

ARTICLE XIII. LIABILITY OF THE PARTIES		30

13.1	Control and Possession of Gas and Plant Products	30
13.2	Waiver of Certain Damages	30
13.3	Inert Constituents	31
13.4	Indemnification	31

ARTICLE XIV. FORCE MAJEURE		32

14.1	Suspension of Obligations	32
14.2	Definition of Force Majeure	32
14.3	Strikes	33

ARTICLE XV. GOVERNING LAW; VENUE; DISPUTE RESOLUTION		33

15.1	Governing Law	33
15.2	Venue	33
15.3	Negotiation	33

ARTICLE XVI. TAXES		34

16.1	Taxes on Processing and Plant Products	34
16.2	Other Taxes	34
16.3	Taxes on Processing Facilities	34

ARTICLE XVII. ASSIGNMENT		34

17.1	Restrictions on Assignment	34
17.2	Permitted Assignments	34

ARTICLE XVIII. NOTICES AND STATEMENTS		35

18.1	Notice	35
18.2	Change of Address	36

ARTICLE XIX. MISCELLANEOUS		36

19.1	Entire Agreement	36
19.2	Confidentiality	36
19.3	Waiver	37
19.4	No Third Party Beneficiaries	37
19.5	No Partnership	37
19.6	Published Indices	37
19.7	Headings	38

19.8	Contract Interpretation	38
19.9	Agreement Subject to Laws	38
19.10	Federal Jurisdiction	39
19.11	Reports to Governmental Authorities	39
19.12	Material Adverse Change	39
19.13	Severability	39
19.14	Expenses	40
19.15	Joint Preparation	40
19.16	Further Assurances	40
19.17	Counterpart Execution	40
19.18	Survival	40
19.19	Customer-Affiliate-Subsidiary Obligations	40
19.20	Amendment	40

Exhibits

EXHIBIT A	AMI Description
EXHIBIT B	Customer Dedicated Leases
EXHIBIT C	Prior Dedications
EXHIBIT D	Memorandum of Agreement
EXHIBIT E	Gas Specifications

AMENDED AND RESTATED GAS PROCESSING AGREEMENT

This Amended and Restated Gas Processing Agreement (this “Agreement”) is hereby made and entered into effective as of the 14th day of April, 2015 (the “Effective Date”) by and between PennTex North Louisiana Operating, LLC, a Delaware limited liability company (“Processor”), and MRD Operating LLC, a Delaware limited liability company (“Customer”). Hereinafter, Processor and Customer may sometimes be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex JV”), and WildHorse Resources, LLC, a Delaware limited liability company (“WildHorse”), entered into that certain Gas Processing Agreement, dated March 17, 2014, pursuant to which PennTex JV agreed to provide certain processing services for WildHorse (the “Existing Gas Processing Agreement”);

WHEREAS, in accordance with Section 17.2 of the Existing Gas Processing Agreement, PennTex JV assigned its rights and obligations thereunder to Processor pursuant that certain Contribution Agreement, dated December 19, 2014 and effective January 1, 2015, by and between PennTex JV and Processor;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated February 2, 2015, WildHorse merged with and into Customer, and Customer assumed all of WildHorse’s rights and obligations under the Existing Gas Processing Agreement in accordance with Section 17.2 thereof; and

WHEREAS, the Parties desire to amend and restate the Existing Gas Processing Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties covenant and agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following definitions have the meanings as set forth below:

1.1. “Additional Term” shall have the meaning given to such term in Section 11.1.

1.2. “Affiliate” shall mean, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question. For the purposes of this Agreement, (i) with respect to PennTex Midstream Partners, LLC and its subsidiaries, the term “Affiliate” shall exclude Memorial Resource Development Corp. and each of its subsidiaries and (ii) with respect to Memorial Resource Development Corp. and its subsidiaries, the term “Affiliate” shall exclude PennTex Midstream Partners, LLC and each of its subsidiaries.

1.3. “Aggregate Gas Commitment” shall mean, on the last Day of each Quarterly Period during the MQ Period, the quantity of Gas (in MMBtu) equal to the cumulative sum of the Maximum Daily Quantities for all Days during the period beginning with the first Day of the MQ Period and ending with the last Day of such Quarterly Period.

1.4. “Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.5. “AMI Agreement” shall mean that certain Amended and Restated Area of Mutual Interest and Midstream Exclusivity Agreement, dated April 14, 2015, by and among PennTex NLA Holdings, LLC, MRD WHR LA Midstream LLC, PennTex JV and Customer.

1.6. “Annual Period” shall mean a period commencing at 9:00 a.m., Central Clock Time, on the Plant Operational Date of the Lincoln Parish Plant and ending at 9:00 a.m., Central Clock Time on the same Day and calendar month of the following calendar year and thereafter for succeeding periods of twelve (12) consecutive Months each.

1.7. “Applicable Firm Rate” means, for any Day, (i) as to the applicable MDQ for such Day up to 345,000 MMBtu, forty-three and one-half cents ($0.435) per MMBtu, and (ii) as to the portion of such applicable MDQ above 345,000 MMBtu, if any, thirty-five cents ($0.35) per MMBtu.

1.8. “Applicable Interruptible Rate” means, for Customer’s Interruptible Receipts on any Day (i) through and including June 30, 2016, forty-seven cents ($0.47) per MMBtu, and (ii) on or after July 1, 2016, thirty-five cents ($0.35) per MMBtu.

1.9. “Area of Mutual Interest” or “AMI” shall mean all of the land described in Exhibit A attached hereto.

1.10. “Assumed Obligations” shall have the meaning given to such term in Section 17.2.

1.11. “Btu” shall mean one British thermal unit, the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at standard reference conditions.

1.12. “Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banking institutions in Houston, Texas are generally open for business.

1.13. “Central Clock Time” shall mean the current time in the Central Time Zone taking into consideration the seasonal changes back and forth between Daylight Savings and Standard time.

1.14. “Control” (including its derivatives and similar terms) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

1.15. “Credit Interruption Days” shall mean, with respect to any Quarterly Period in the MQ Period, the Interruption Days, if any, occurring in such Quarterly Period in excess of one (1) Interruption Day.

1.16. “Customer” shall have the meaning given to such term in the preamble of this Agreement.

1.17. “Customer Dedicated Leases” shall mean all oil and gas leases owned by Customer or any of its Subsidiaries covering lands located in the Dedicated Area, including, without limitation, (a) any oil and gas leases owned by Customer and/or any of its Subsidiaries covering any lands in the Dedicated Area as of March 17, 2014, as set forth in Exhibit C hereto, and (b) any oil and gas leases acquired by Customer or any of its Subsidiaries within the Dedicated Area after March 17, 2014.

1.18. “Customer Gas” shall have the meaning given to such term in Section 2.1.

1.19. “Customer Plant Products” shall mean the aggregate volume of Plant Products recovered at the Plants and allocated by Processor to Customer Gas.

1.20. “Customer Residue Gas” shall mean Gas having a Thermal Content equal to (i) the Thermal Content of Customer Gas measured at the Point of Delivery minus (ii) the Thermal Content of Inert Constituents removed from such Gas, Shrinkage attributable to Customer Plant Products extracted from such Gas, the Thermal Content of Plant Fuel allocated to such Gas and the Thermal Content of Lost and Unaccounted for Gas allocated to such Customer Gas.

1.21. “Customer’s Inert Constituents” shall have the meaning given to such term in Section 13.3.

1.22. “Daily” or “Day” shall mean a period of hours, commencing at 9:00 a.m., Central Clock Time, on a calendar day and ending at 9:00 a.m., Central Clock Time, on the next succeeding calendar day.

1.23. “Dedicated Area” shall mean all lands within the AMI.

1.24. “Dedication” shall have the meaning given to such term in Section 2.1.

1.25. “Default Interest Rate” shall mean the U.S. Prime Rate (as published in the “Money Rates” table of The Wall Street Journal, Eastern Edition) plus an additional two points (2.00%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Month (or, if such rate is contrary to any applicable usury laws, the maximum rate permitted by such applicable laws).

1.26. “Deficiency Payment” shall have the meaning set forth in Section 9.4.

1.27. “Effective Date” shall have the meaning given to such term in the preamble of this Agreement.

1.28. “EGM” shall have the meaning given to such term in Section 6.2.

1.29. “Ethane Recovery Option” shall have the meaning given to such term in Section 3.1(c).

1.30. “Ethane Rejection Option” shall have the meaning given to such term in Section 3.1(c).

1.31. “Existing Gas Processing Agreement” shall have the meaning given to such term in the recitals of this Agreement.

1.32. “Firm Receipts” shall mean receipts of Gas by Processor at the Plants, from Customer or any other Person, for which Processor is contractually entitled to interrupt its performance only to the extent of Plant Interruptions, including Customer Gas delivered hereunder up to the MDQ.

1.33. “Force Majeure” shall have the meaning given to such term in Section 14.2.

1.34. “Gallon” shall mean one (1) U.S. gallon.

1.35. “Gas” shall mean natural gas and casinghead gas as produced from wells classified as gas wells or oil wells.

1.36. “Gathering System” shall mean the Gas gathering facilities owned or operated by Processor or its Affiliates that are used to gather Customer Gas and deliver it to one or more Plants.

1.37. “Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority entitled to any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

1.38. “Greenhouse Gas Surcharge” shall have the meaning given to such term in Section 9.5(a).

1.39. “Greenhouse Gases” shall mean certain components which may from time to time comprise part of Customer Gas consisting of carbon dioxide, methane, nitrous oxide, and ozone.

1.40. “Gross Heating Value” shall mean the number of Btus produced by the complete combustion in air, at constant pressure of one (1) cubic foot of Gas, at a base temperature of sixty degrees Fahrenheit (60°F) and at a reference pressure base equal to 14.65 psia, with air of the temperature and pressure of the Gas, after the products of combustion are cooled to the initial temperature of the Gas, and after the air and water formed by the combustion is condensed to the liquid state. The gross heating value of the Gas shall be corrected for water vapor under testing conditions to the actual water vapor content of the Gas being delivered; provided, however, if the actual water vapor content is seven (7) pounds per 1,000,000 standard cubic feet of Gas or less, the Gas shall be deemed “dry” and no water vapor correction shall be made.

1.41. “Hazardous Substances” shall have the meaning set forth Section 5.3.

1.42. “Ideal Gas Laws” shall mean the thermodynamic laws applying to perfect gases.

1.43. “Inert Constituents” shall mean constituents other than Plant Products contained in Gas, including carbon dioxide, hydrogen sulfide, water vapor, ozone, nitrous oxide and mercury.

1.44. “Interests” shall mean any right, title, or interest in lands, wells, or leases and the right to produce oil and/or Gas therefrom whether arising from fee ownership, working interest ownership, mineral ownership, leasehold ownership, farm-out or arising from any pooling, unitization or communitization of any of the foregoing rights.

1.45. “Interruptible Receipts” shall mean receipts of Gas by Processor at the Plants from Customer or any other Person for which Processor is contractually entitled to interrupt its performance, in its sole and unfettered discretion, for any reason or no reason, including Customer Gas delivered hereunder in excess of the MDQ.

1.46. “Interruption Day” shall mean any Day in the MQ Period that the quantity of Customer Gas accepted by Processor at the Point of Delivery is less than the lesser of (i) the MDQ in effect for such Day or (ii) ninety percent (90%) of the quantity of Customer Gas nominated hereunder that meets the Specifications and is available for delivery on such Day, due to a Plant Interruption, curtailment, or Processor’s failure to perform hereunder.

1.47. “Lincoln Parish Plant” shall mean that certain initial Gas processing plant to be constructed by Processor or its Affiliate and located at 400 Elliott Road, Arcadia, Louisiana.

1.48. “Losses” shall mean any actual loss, cost, expense, liability, damage, demand, cause of action, suit, sanction, claim, judgment, lien, fine or penalty, including attorney’s fees, which are incurred by the applicable indemnified Persons on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the indemnifying party has indemnified the applicable indemnified Persons.

1.49. “Lost and Unaccounted for Gas” shall mean Gas that is flared, vented and/or lost and unaccounted for in the operation of the Plants.

1.50. “Maintenance” shall have the meaning given to such term in Section 3.6.

1.51. “Maximum Daily Quantity” or “MDQ” shall mean:

1.	with respect to each Day prior to the Plant Operational Date of the Mt. Olive Plant, 115,000 MMBtu per Day;

2.	with respect to each Day in the period during the Primary Term beginning upon the Plant Operational Date of the Mt. Olive Plant through and including June 30, 2016, 345,000 MMBtu per Day;

3.	subject to the occurrence of the Plant Operational Date of the Mt. Olive Plant in accordance with Section 3.1(b), with respect to each Day beginning on July 1, 2016 through and including June 30, 2026, (i) 460,000 MMBtu per Day, plus (ii) the quantity of any Incremental MDQ Volumes (in MMBtu) determined pursuant to Section 3.7(b);

4.	subject to the occurrence of the Plant Operational Date of the Mt. Olive Plant in accordance with Section 3.1(b), with respect to each Day beginning on July 1, 2026, through and including the date that is the fifteenth (15th) anniversary of the Plant Operational Date of the Lincoln Parish Plant, 345,000 MMBtu per Day;

5.	with respect to each Day beginning on the Day immediately following the date that is the fifteenth (15th) anniversary of the Plant Operational Date of the Lincoln Parish Plant and ending on the last Day of the Primary Term, 115,000 MMBtu per Day; and

6.	with respect to each Day in any Additional Term, the quantity as determined in Section 3.7(c).

1.52. “Measurement Dispute” shall have the meaning given to such term in Section 6.11.

1.53. “Measurement Expert” shall have the meaning given to such term in Section 6.11.

1.54. “MMBtu” shall mean one million (1,000,000) Btus.

1.55. “MMcf” shall mean one million (1,000,000) cubic feet at a pressure of 14.65 psia and a temperature of sixty degrees Fahrenheit (60°F).

1.56. “Month” shall mean a period of time beginning at 9:00 a.m., Central Clock Time on the first Day of the calendar month and ending at 9:00 a.m., Central Clock Time on the first Day of the next succeeding calendar month.

1.57. “Monthly MDQ” shall mean, for each Month, the aggregate of the MDQ for each Day during such Month.

1.58. “MQ Period” shall have the meaning given to such term in Section 9.3.

1.59. “Mt. Olive Plant” shall mean that second Gas processing plant to be constructed by Processor or its Affiliate and located at 155 LP&L Road-PVT, Ruston, Louisiana.

1.60. “NGL Delivery Point” shall mean, with respect to each Plant, the outlet flange of such Plant through which Processor delivers Customer Plant Products to Customer or its designee for Customer’s account.

1.61. “NGL Election” shall have the meaning given to such term in Section 3.1(c).

1.62. “NGL Pipeline” shall mean the Plant Products pipeline owned or operated by Processor or its Affiliate(s) that is used to transport Customer Plant Products from the NGL Delivery Point for further delivery to Customer or Customer’s designee.

1.63. “Non-Conforming Gas” shall have the meaning given to such term in Section 5.2(a).

1.64. “Parties” shall have the meaning given to such term in the preamble of this Agreement.

1.65. “Party” shall have the meaning given to such term in the preamble of this Agreement.

1.66. “PennTex JV” shall have the meaning given to such term in the recitals of this Agreement.

1.67. “Performance Assurance” shall have the meaning given to such term in Section 12.5.

1.68. “Permanent Affected Volume” shall have the meaning set forth in Section 3.10.

1.69. “Person” shall mean any individual or any corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or other entity.

1.70. “Plants” shall mean the Lincoln Parish Plant, the Mt. Olive Plant and any other gas processing plant owned by Processor and located within the AMI where Customer Gas is processed hereunder, and “Plant” shall mean any of such Plants.

1.71. “Plant Fuel” shall mean, with respect to a Plant, Gas used to operate such Plant.

1.72. “Plant Interruptions” shall have the meaning set forth in Section 3.8.

1.73. “Plant Interruption Credit Quantity” shall mean, with respect to any Interruption Day, the difference between (i) the lesser of (a) the MDQ and (b) the quantity of Customer Gas nominated hereunder and that meets the Specifications and is (or would be) available for delivery at the Point of Delivery on such Credit Interruption Day, and (ii) the quantity of Customer Gas actually accepted by Processor hereunder at the Point of Delivery on such Interruption Day. With respect to the end of any Quarterly Period, the Plant Interruption Credit Quantity shall be the sum of the Plant Interruption Credit Quantities for all Credit Interruption Days as of the end of such Quarterly Period.

1.74. “Plant Operational Date” shall mean, with respect to a specified Plant, the Day on which Processor notifies Customer that such Plant is operational and ready to accept Customer Gas for processing hereunder; provided, that if such Day is not the first Day of a Month, the Plant Operational Date shall be the first Day of the following Month.

1.75. “Plant Products” shall mean the mixture of liquefiable hydrocarbon components consisting of ethane, propane, normal butane, iso-butane and natural gasoline that Processor recovers and removes from Gas.

1.76. “Point of Delivery” shall mean:

1.	the custody transfer meter at a Plant where Customer Gas is measured and delivered to a Plant;

2.	the meter or measurement facilities (if any) at which condensate and/or drip liquids that are recovered from the Gathering System, vaporized, and injected into a Plant for further processing are measured;

3.	the meter or measurement facilities (if any) at which Gas recovered by vapor recovery units as part of the condensate stabilization process (if any) and injected into a Plant for further processing is measured; and/or

4.	any other custody transfer meters or measurement facilities at which Gas or condensate is delivered into a Plant for processing and is not measured by any of the meters or measurement facilities described in clauses (a) through (c) above.

1.77. “Point of Measurement” and “Points of Measurement” shall mean a “Receipt Point”, or collectively, all “Receipt Points” as such terms are defined in the Regency Gathering Agreement.

1.78. “Point of Redelivery” shall mean the custody transfer meter at or near the tailgate of each Plant through which Processor redelivers Customer Residue Gas to Customer or its designees for Customer’s account for further transportation on downstream pipelines.

1.79. “PPI” shall mean the “Producer Price Index Industry Data for Oil and Gas Field Machinery and Equipment” as determined and published by the Bureau of Labor Statistics of the United States Department of Labor or its successor index.

1.80. “PPI Escalator” shall have the meaning given to such term in Section 9.2.

1.81. “Primary Term” shall have the meaning given to such term in Section 11.1.

1.82. “Prior Dedications” shall mean, (a) as to the Interests owned by Customer and/or any of its Subsidiaries in the Dedicated Area as of March 17, 2014, all dedications or commitments for processing services burdening such Interests as of March 17, 2014 as set forth in Exhibit C hereto and (b) as to any Interests acquired by Customer or any of its Subsidiaries within the Dedicated Area after March 17, 2014, all dedications or commitments for processing services burdening such Interests which are existing as of the time of any such acquisition.

1.83. “Processing Fee” shall have the meaning given to such term in Section 9.1.

1.84. “Processor” shall have the meaning given to such term in the preamble of this Agreement.

1.85. “Quarterly Deficiency Quantity” shall have the meaning given to such term in Section 9.4.

1.86. “Quarterly Gas Commitment” shall mean with respect to each Quarterly Period during the MQ Period, the quantity of Gas (in MMBtu) equal to the cumulative sum of the Maximum Daily Quantities for all Days during such Quarterly Period.

1.87. “Quarterly Period” shall mean a period of time beginning at 9:00 a.m., Central Clock Time on the first day of a calendar quarter (or, if such Quarterly Period is the initial Quarterly Period of the MQ Period, the first day of the MQ Period), and ending at 9:00 a.m., Central Clock Time on the first day of the next succeeding calendar quarter (or, if less, the last day of the MQ Period).

1.88. “Regency” means Regency Energy Partners LP, as gatherer under the Regency Gathering Agreement, and its successors and assigns.

1.89. “Regency Gathering Agreement” means that certain Gas Gathering Agreement dated November 1, 2012 between Regency and Customer, as amended and restated by that certain Amended and Restated Gas Gathering Agreement dated April 1, 2013, as may be further amended, supplemented or modified from time to time.

1.90. “Residue Gas” shall mean that gaseous portion of Gas delivered at the Point of Redelivery.

1.91. “Residue Gas Pipeline” shall mean the Gas pipeline owned or operated by Processor or its Affiliate(s) that is used to transport Customer Residue Gas from the Point of Redelivery for further delivery to Customer or Customer’s designee.

1.92. “SEC” shall have the meaning given to such term in Section 12.5(b).

1.93. “Senior Management Meeting” shall have the meaning given to such term in Section 3.10.

1.94. “Shrinkage” shall mean that decrease in Thermal Content of Gas that results from the conversion in a Plant of liquefiable components of such Gas into Plant Products, but exclusive of Plant Fuel allocated to such Gas, Inert Constituents removed from such Gas and Lost and Unaccounted for Gas allocated to such Gas.

1.95. “Specifications” shall have the meaning given to such term in Section 5.1.

1.96. “Subsidiary” shall mean, with respect to any Person, at any date, any other Person of which equity interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, any general partnership interests are, as of such date, owned, Controlled or held by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

1.97. “Tail Period” shall mean the period beginning upon the end of the fifteenth (15th) Annual Period following the Plant Operational Date of the Lincoln Parish Plant and ending at 9:00 a.m., Central Clock Time, on the date that is the fifteenth (15th) anniversary of the Plant Operational Date of the Mt. Olive Plant.

1.98. “Taxes” shall mean any or all current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected by any governmental authority having jurisdiction.

1.99. “Temporary Affected Volume” shall have the meaning given to such term in Section 3.9.

1.100. “Thermal Content” shall mean (i) with respect to Gas, the product of a volume of Gas and the Gross Heating Value of such Gas, adjusted to a same pressure base of 14.65 psia, as expressed in MMBtus, and (ii) with respect to a given Plant Product, the product of a volume of such Plant Product and the Gross Heating Value of such Plant Product.

1.101. “Third Party Gas” shall have the meaning given to such term in Section 3.7(a).

1.102. “Third Party Operator” shall mean any Person, other than Customer, Processor and any of their respective Affiliates, that delivers Customer Gas to the Gathering System, receives Customer Residue Gas from the Residue Pipeline or receives Customer Plant Products from the NGL Pipeline.

1.103. “Third Party Processing Fees” shall mean, with respect to any period of time, the processing fees received by Processor with respect to processing Third Party Gas in a Plant during such period of time.

1.104. “Total Gas Commitment” shall mean, with respect to the MQ Period, the quantity of Gas (in MMBtu) equal to the cumulative sum of the Maximum Daily Quantities for all Days during such MQ Period.

1.105. “WildHorse” shall have the meaning given to such term in the recitals of this Agreement.

ARTICLE II.

CUSTOMER RIGHTS AND OBLIGATIONS

2.1 Dedication. Subject to the terms of the AMI Agreement, and the other terms and conditions hereof, Customer hereby dedicates for processing under this Agreement and, commencing at 9:00 a.m., Central Clock Time, on the Plant Operational Date of the Lincoln Parish Plant and continuing until the end of the term as provided in Section 11.1 hereof, shall deliver, or cause to be delivered, hereunder to the Point of Delivery the following (the “Dedication” and, the Gas that is the subject of the Dedication, being herein referred to as the “Customer Gas”):

(a) all Gas produced and saved from wells now or hereafter located on lands covered by the Customer Dedicated Leases or on lands pooled or unitized therewith to the extent such Gas is attributable to Interests now owned by Customer and/or any of its Subsidiaries or hereafter acquired by Customer and/or any of its Subsidiaries, and their respective successors and assigns, and not delivered or used in lease operations as permitted pursuant to Section 2.8 or otherwise excluded as provided herein; and

(b) with respect to such wells for which Customer and/or any of its Subsidiaries is the operator, Gas produced from such wells that is attributable to Interests in such wells owned by other working interest owners and royalty owners which is not (i) taken “in-kind” by such working interest owners and royalty owners (and which Customer has the contractual right to deliver under this Agreement) or (ii) delivered or used in lease operations as permitted pursuant to Section 2.8, and for which Customer and/or any of its Subsidiaries has the right and/or obligation to deliver such Gas; provided, however, that with respect to Customer Gas that is subject to a Prior Dedication, such Customer Gas may be delivered in accordance with such Prior Dedication as provided in Section 2.2 hereof.

Notwithstanding the foregoing, the Parties acknowledge and agree that prior to the Plant Operational Date of the Lincoln Parish Plant, Customer may deliver Customer Gas to other gathering systems, processors and/or pipelines.

2.2 Prior Dedications. Other than the Prior Dedications and the Dedication hereunder, Customer represents and warrants to Processor that, as of the Effective Date, none of the Interests owned by Customer and/or any of its Subsidiaries in the Dedicated Area are subject to any other dedication for Gas processing services. Upon termination of a Prior Dedication, the Gas subject to such Prior Dedication shall, to the extent not already subject to the Dedication, automatically be subject to the Dedication for all purposes under this Agreement without any further actions by the Parties.

2.3 Covenant Running with the Land.

(a) So long as this Agreement is in effect, this Agreement shall (i) be a covenant running with the Interests now owned by Customer and/or any of its Subsidiaries or hereafter acquired by Customer and/or any of its Subsidiaries and their respective successors and assigns in the Dedicated Area and (ii) be binding on and enforceable by Processor and its successors and assigns against Customer, its Subsidiaries and their respective successors and assigns.

(b) Prior to assigning any of its Interests, Customer shall notify the potential acquiring party of the existence and terms of the Dedication hereunder.

2.4 Memorandum of Agreement. Within thirty (30) days of the execution of this Agreement, the Parties shall execute, acknowledge, deliver, and record a “short form” memorandum of this Agreement, listing the townships within the Dedicated Area, in the form of Exhibit D attached hereto which shall be placed of record in the parishes comprising the Dedicated Area. Customer has delivered to Processor a schedule showing, as of March 17, 2014, all Interests owned by Customer and/or any of its Subsidiaries that cover lands located within the Dedicated Area, which schedule contains, for each such Interest, the name of the instrument creating the Interest, the date of such instrument, the parties to such instrument, the legal description of the lands covered by such instrument and the recording information for such instrument.

2.5 Customer Warranty. Customer represents and warrants to Processor that Customer has the right to process the Customer Gas delivered hereunder and to recover, remove and sell all Plant Products and Inert Constituents as are contained in such Customer Gas.

2.6 No Upstream Processing. Customer agrees that Customer Gas shall be delivered at the Points of Measurement to Regency pursuant to the Regency Gathering Agreement without the prior extraction or removal therefrom of any liquefiable hydrocarbons, except as provided in the Regency Gathering Agreement.

2.7 Customer Gas in Excess of Maximum Daily Quantity. To the extent that Customer delivers, and Processor accepts, Customer Gas in excess of the MDQ, such excess Customer Gas shall be treated as Interruptible Receipts for purposes of Section 3.5. Notwithstanding the foregoing, the Parties agree that this Agreement and the rates and other terms contained herein shall govern the provision by Processor of processing services for the first 690,000 MMBtu per Day of Customer Gas produced by Customer within the AMI and not subject to a Prior Dedication.

2.8 Gas for Lease Operations. Customer reserves the right to withhold from delivery any Customer Gas required for Customer’s oil and gas producing operations with respect to wells within the AMI or lands pooled or unitized therewith.

ARTICLE III.

DELIVERY AND PROCESSING OF GAS

3.1 Plant Operational Dates; Initial Operations; Design Basis.

(a) Lincoln Parish Plant Operational Date. Processor shall design, engineer, procure and construct the Lincoln Parish Plant in a good and workmanlike manner and in accordance with good industry practices, and shall use its commercially reasonable efforts to complete the Lincoln Parish Plant, and commence service hereunder, on or before May 15, 2015. The Lincoln Parish Plant, when complete, will have a nominal design capacity of 200 MMcf per Day. Processor shall provide at least thirty (30) Days’ prior written notice to Customer of the expected Plant Operational Date of the Lincoln Parish Plant. If the Plant Operational Date of the Lincoln Parish Plant has not occurred by November 1, 2015, as such date shall be extended by the occurrence of Force Majeure events affecting Processor not to exceed one-hundred-twenty (120) Days in the aggregate, then Customer may terminate this Agreement upon written notice to Processor; provided, however, (i) in the event that Customer or any Affiliate of Customer, acting in its capacity as a member of the board of managers of PennTex JV, takes any action, directly or indirectly, to materially delay or hinder Processor’s performance of obligations hereunder, then Customer’s right of termination pursuant to this Section 3.1(a) shall not apply, (ii) if the Plant Operational Date of the Lincoln Parish Plant occurs after such date, but before Customer notifies Processor of such termination, Customer’s right of termination under this Section 3.1(a) shall expire and be of no further force and effect, and (iii) if any delay of the Plant Operational Date of the Lincoln Parish Plant is caused by Customer or any Third Party Operator of upstream or downstream pipelines or facilities sending or receiving Customer Gas, then Customer’s right of termination pursuant to this Section 3.1(a) shall not apply.

(b) Mt. Olive Plant Operational Date. Processor shall design, engineer, procure and construct the Mt. Olive Plant in a good and workmanlike manner and in accordance with good industry practices, and shall use its commercially reasonable efforts to complete the Mt. Olive Plant, and commence service hereunder, on or before October 1, 2015. The Mt. Olive Plant, when complete, will have a nominal design capacity of 200 MMcf per Day. Processor shall provide at least forty-five (45) Days’ prior written notice to Customer of the expected Plant Operational Date of the Mt. Olive Plant. If the Plant Operational Date of the Mt. Olive Plant has not occurred by July 1, 2016, as such date shall be extended by the occurrence of Force Majeure events affecting Processor not to exceed one-hundred-twenty (120) Days in the aggregate, then the MDQ with respect to each Day in the Primary Term shall be 115,000 MMBtu per Day.

(c) Initial Plant Operation. The Parties agree each Plant shall startup and initially operate in ethane rejection mode. Processor will not be responsible for delays in a Plant Operational Date due to the actions or inactions of Customer or a Third Party Operator.

(d) Processing Election. By 5:00 p.m. on the fifth (5th) Business Day prior to the first Day of each Month commencing with the Month following the date on which Processor notifies Customer that Processor is ready to operate the Lincoln Parish Plant in full recovery mode, Customer shall notify Processor in writing of Customer’s election (the “NGL Election”) to have the Customer Plant Products for such Month determined using either (i) maximum recovery of Plant Products (“Ethane Recovery Option”) or (ii) minimum recovery of Plant Products (“Ethane Rejection Option”). Should Customer fail to make a timely NGL Election, Customer shall be deemed to have elected to continue the option that is in place for the immediately preceding Month. Notwithstanding Customer’s NGL Election for a given Month, Processor shall not be required to operate its facilities in any particular recovery mode during such Month; provided, however, Customer Plant Products for such Month shall be determined in accordance with Customer’s NGL Election for such Month.

(e) Plant Design Basis. Each Plant’s operating performance will be dictated by the quality and delivery pressure of Customer Gas. Processor has designed and constructed, and will operate, each Plant based on (i) the gas quality specifications provided by Customer in Exhibit E, (ii) Customer Gas being delivered to a Plant’s Point of Delivery at uniform rates of flow and a pressure sufficient to cause the delivery pressure at such Plant’s Point of Delivery to be not less than 500 Psig, but not greater than the maximum allowable operating pressure of such Plant at such Point of Delivery, and (iii) delivery pressure at the Point of Redelivery not being less than 1,100 psig during Ethane Recovery Option and 1,085 psig during Ethane Rejection Option.

3.2 Delivery of Customer Gas. Subject to the provisions of this Agreement, any agreement applicable to the Gathering System, and the operational constraints of the Gathering System, Customer shall deliver, or cause to be delivered, Customer Gas to Processor at the Point of Delivery. Subject to the provisions of this Agreement, commencing, in the case of each Plant, upon the Plant Operational Date of such Plant, Processor shall accept delivery of Customer Gas at the applicable Point of Delivery hereunder (Customer recognizes Customer Gas in Processor’s custody may be commingled with Third Party Gas and that no segregated services are provided hereunder).

3.3 Processor Commitment. Subject to the provisions of this Agreement, commencing on the Plant Operational Date of the Lincoln Parish Plant, Processor hereby agrees to (i) receive and accept hereunder, as Firm Receipts, all volumes of Customer Gas up to the Maximum Daily Quantity, and as Interruptible Receipts, all volumes of Customer Gas in excess of the Maximum Daily Quantity, (ii) process hereunder, as Firm Receipts, all volumes of Customer Gas up to the Maximum Daily Quantity, and as Interruptible Receipts, all volumes of Customer Gas in excess of the Maximum Daily Quantity, (iii) redeliver Customer Residue Gas to Customer or Customer’s designee at the Point of Redelivery, (iv) deliver Customer Plant Products pursuant to Section 3.13 of this Agreement, and (v) at Processor’s option, dispose of Inert Constituents removed from Customer Gas. Notwithstanding any provision herein to the contrary, Processor shall not have any obligation to receive or accept any volumes of Customer Gas if Customer cannot deliver to Processor a minimum of 70,000 MMBtu of Customer Gas per Day. Further, should Processor elect not to receive or accept Customer Gas pursuant to the preceding sentence, such Customer Gas shall not be included in the computation of Customer Gas delivered to a Point of Delivery for purposes of determining the Quarterly Deficiency Quantity in Section 9.4.

3.4 Delivery of Customer’s Residue Gas. Customer, or Customer’s designee, shall accept delivery of Customer Residue Gas from Processor at the Point of Redelivery. Subject to the provisions of this Agreement (including, without limitation, Section 3.1(e) hereof), Processor shall use commercially reasonable efforts to deliver Customer Residue Gas into the facilities of interconnecting pipelines at the Point of Redelivery at a pressure sufficient to overcome the operating pressure existing in such receiving facilities from time to time, but Processor shall not be obligated to install secondary residue compression in the Plants to make deliveries of Customer Residue Gas.

3.5 Receipt and Processing of Gas.

(a) Firm Receipts. Subject to the terms and conditions of this Agreement, from and after the Plant Operational Date of the Lincoln Parish Plant, Processor shall receive and process, as Firm Receipts, all Customer Gas tendered by Customer each Day in accordance with this Agreement up to the MDQ.

(b) Interruptible Receipts. Subject to the terms and conditions of this Agreement, from and after the Plant Operational Date of the Lincoln Parish Plant, Processor shall receive and process, as Interruptible Receipts, all Customer Gas tendered by Customer each Day in accordance with this Agreement in excess of the MDQ; provided, that the sum of the MDQ plus Interruptible Receipts of Customer Gas for any Day shall not exceed the total operating capacity of the Plants for such Day.

3.6 Maintenance. Processor shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, connections, repairs or replacements to its facilities as Processor deems necessary (“Maintenance”), with reasonable, advance notice provided to Customer, except in cases of emergency where such notice is impracticable or in cases where the provision of services to Customer pursuant to this Agreement will not be affected; provided, that Processor will reasonably cooperate with Customer to minimize adverse effects due to such Maintenance work.

3.7 Customer’s MDQ.

(a) Curtailment. Subject to Plant Interruptions, Processor shall use commercially reasonable efforts to maintain an aggregate processing capacity available to Customer at the Plants of not less than the MDQ; provided, that nothing herein shall restrict the right of Processor to receive, provide services for and redeliver Gas from other Persons (“Third Party Gas”); provided, further, that for any period during which the quantity of Gas available for delivery to the Plants exceeds the aggregate physical processing capacity of the Plants because of Force Majeure, Maintenance, operational considerations or the recovery mode in which such Plants are operating, Processor shall have the right to interrupt or curtail receipts of Gas in accordance with the following:

(i) Interruptible Receipts. First, Processor shall curtail all Interruptible Receipts prior to curtailing any Firm Receipts. If Processor curtails some, but not all, Interruptible Receipts on any Day hereunder, Processor shall allocate the aggregate processing capacity of the Plants available to each Person receiving service on an Interruptible Receipts basis on a pro rata basis based upon Customer’s and each other Person’s actual aggregate volume of Gas delivered to the Points of Delivery on the Day immediately preceding the date on which Processor makes such allocation. Such allocation shall remain in effect for the period of the curtailment.

(ii) Firm Receipts. Second, if additional curtailments are required beyond clause (i) above, Processor shall curtail Firm Receipts. If Processor curtails some, but not all, Firm Receipts on any Day, Processor shall allocate the aggregate processing capacity of the Plants available to each Person receiving service on a Firm Receipts basis on a pro rata basis based upon the ratio of such Person’s Firm Receipts capacity to the aggregate Firm Receipts capacity of all such Person’s. For the purposes of this Agreement, Customer’s Firm Receipts capacity at any time of determination shall be the MDQ at such time.

(b) Incremental MDQ Volumes. Subject to the occurrence of the Plant Operational Date of the Mt. Olive Plant, during the period from July 1, 2016 through June 30, 2021, Customer may, upon not less than nine (9) months written notice in each instance, increase the MDQ in increments of 57,500 MMBtu per Day (the “Incremental MDQ Volumes”); provided, however, that the sum of all Incremental MDQ Volumes during such period shall not exceed 230,000 MMBtu per Day.

(c) Additional Term MDQ. Prior to the commencement of any Additional Term, Customer shall provide written notice to Processor of the MDQ that Customer desires under this Agreement for each Annual Period in such Additional Term, not to exceed the MDQ for the most recent Annual Period in the Primary Term or the preceding Additional Term, as applicable; provided, however, the Parties acknowledge and agree that the Quarterly Gas Commitment and Deficiency Payment shall not apply at any time after expiration of the Primary Term.

3.8 Plant Interruptions. The Parties recognize that the processing services provided by Processor hereunder may be interrupted from time to time as provided herein. Accordingly, it is agreed and understood by the Parties that the receipt and processing of Customer Gas hereunder by Processor shall be subject from time to time to partial or total interruption by Processor in the following circumstances ((i) and (iv) to be determined by Processor) (“Plant Interruptions”): (i) to provide for the safe operation of a Plant; (ii) conditions of Force Majeure affecting Processor; (iii) the inability or failure of (a) the Gathering System to receive or deliver Customer Gas, (b) the Residue Gas Pipeline to receive or deliver Customer Residue Gas or (c) the NGL Pipeline to receive or deliver Customer Plant Products, in each case to the extent that such inability or failure is solely caused by the action or inaction of Processor or its Affiliates; and (iv) Maintenance. Except as provided in this Section 3.8 and in Section 9.4, Processor shall have no liability of any kind to Customer for any Plant Interruptions.

3.9 Temporary Release. Notwithstanding anything in this Agreement to the contrary, if Processor is unable, whether due to Plant Interruptions or otherwise (except for circumstances caused by the gross negligence or willful misconduct of Customer), to provide processing services in one or more of the Plants with respect to all or any volume of the Customer Gas that meets the Specifications, then that volume of such Customer Gas for which Processor is unable to provide processing services (the “Temporary Affected Volume”) will be temporarily released from the Dedication and the Temporary Affected Volume may be delivered by Customer to other gathering systems, processors or pipelines until Processor provides to Customer written notice that Processor will be able to resume receiving the Temporary Affected Volume hereunder. Customer shall resume delivery of the Temporary Affected Volume under this Agreement as soon as reasonably practicable after receiving such notice from Processor. As soon as practicable after a temporary release, the Parties shall attempt to reach agreement on a solution to the cause of such service interruption.

3.10 Permanent Release. If, after the Plant Operational Date of the Lincoln Parish Plant, Processor is unable to receive Customer Gas hereunder for processing in the Plants for more than one-hundred fifty (150) Days in any twelve (12) consecutive Month period with respect to Customer Gas that meets the Specifications up to the MDQ for any reason other than (i) circumstances caused by the gross negligence or willful misconduct of Customer, (ii) circumstances caused by the inability of Customer to deliver to Processor a minimum of 70,000 MMBtu of Gas per Day, or (iii) the inability or failure of (A) Customer or Third Party Operators to deliver Customer Gas into the Gathering System, or (B) Customer or Third Party Operators to receive Customer Residue Gas or Customer Plant Products from the Residue Gas Pipeline or the

NGL Pipeline, as applicable, in each case with respect to subclauses (A) and (B) to the extent that such inability or failure is not solely caused by the action or inaction of Processor or its Affiliates, Customer will provide written notice to Processor along with Customer’s determination of the volume of such Customer Gas for which Processor is unable to provide processing services (“Permanent Affected Volume”), which volume will equal the Daily average of such Customer Gas for which Processor was unable to provide processing services during such twelve (12) Month period. If the Parties have not reached agreement on a solution to such service interruption prior to the end of fourteen (14) Days after Customer notifies Processor, then no later than five (5) Business Days after the end of such fourteen (14) Day period, the senior management of the Parties will meet in person (a “Senior Management Meeting”) and negotiate in good faith in an attempt to reach agreement on an acceptable solution to such service interruption. If the Parties are unable to reach agreement on an acceptable solution to such service interruption during the Senior Management Meeting, then Processor shall, at Customer’s option, permanently release all or part of the Permanent Affected Volume from the Dedication by delivering written notice thereof to Customer. The Parties acknowledge and agree that the one-hundred fifty (150) Days referenced in this Section 3.10 shall not include periods of time during which Processor is unable to provide processing services due to (i) any act or omission of any Governmental Authority, (ii) any inability, despite the exercise of commercially reasonable efforts, to acquire replacement equipment used in Plant operations, or (iii) during the pendency of any application for any license, permit or other approval required by any Governmental Authority, in each case, that prevents Processor from providing processing services hereunder, other than due to such occurrences caused by the negligence of Processor, provided that the provisions of Section 3.9 would continue to apply during such period.

3.11 Release under the AMI Agreement. If Customer Gas is released from the Dedication pursuant to the AMI Agreement, such Gas may be delivered by Customer to other gathering systems, processors or pipelines for so long as such Gas is released.

3.12 Operation of the Plants. Processor shall at all times be entitled to full and complete operational control of the Plants. Processor shall at all times be entitled to manage, operate and reconfigure the Plants and its other facilities in its discretion, and shall have the right to commingle Customer Gas received by Processor with other Gas. Notwithstanding the foregoing, Processor will use commercially reasonable efforts to operate the Plants in a manner that will facilitate receipt of Customer Gas at the Plants and the redelivery of all Customer Residue Gas and Customer Plant Products.

3.13 Delivery of Customer Plant Products. If Processor is not responsible for the marketing of Customer Plant Products, Customer, or Customer’s designee, shall accept delivery of such Customer Plant Products at the NGL Delivery Point. Customer acknowledges that (i) Customer Plant Products will likely be commingled with Plant Products belonging to other parties using Processor’s facilities, and (ii) to the extent Processor is not responsible for marketing Customer Plant Products, Customer will be responsible for making arrangements regarding the further shipment and/or sale of Customer Plant Products. Notwithstanding anything herein contained to the contrary, if Processor is not responsible for the marketing of Customer Plant Products, and if Customer or Customer’s designee fails to accept delivery of such Customer Plant Products at the NGL Delivery Point at any time, Processor shall have the option, but not the obligation, without the need to obtain further authorization from Customer, to

(i) sell any such unaccepted volumes of Customer Plant Products either (A) pursuant to the terms of a separate marketing agreement between Customer and Processor in which such parties will negotiate in good faith, or (B) if no such separate marketing agreement is entered into between Customer and Processor, Processor shall pay to Customer the net proceeds of such sale (deducting all of Processor’s costs and expenses related thereto) less a marketing fee of $0.05 per Gallon, and/or (ii) refuse acceptance of or curtail Customer Gas hereunder.

ARTICLE IV.

NOMINATIONS AND BALANCING

4.1 Nomination Procedures. Customer shall nominate gas for processing at the Plants in accordance with Processor’s currently effective nomination procedures. Processor’s nomination procedures will generally comply with the North American Energy Standards Board’s nomination policies and timeline. Processor reserves the right to modify its nomination procedures at any time provided that any modification will not take effect until Processor provides Customer with at least thirty (30) Days’ written notice of such modification.

4.2 Balancing. The Parties shall reasonably cooperate with each other in an effort to keep imbalances at the Plants and with interconnecting residue pipelines to a minimum and trending to zero.

4.3 Allocation of Received Gas. Processor shall allocate the total quantity of Gas received hereunder on each Day at each Point of Delivery pro rata based upon the actual flows of Customer Gas and Gas from all other customers to each such Point of Delivery on such Day.

4.4 Plant Product Allocation Procedure. Each measurement period, Processor shall allocate one hundred percent (100%) of the Plant Products recovered at each Plant based on the hydrocarbon content and fractional analysis of Customer Gas delivered to such Plant, relative to the hydrocarbon content and fractional analysis of all other Gas delivered to such Plant during such measurement period, in each case, as such hydrocarbon content and fractional analysis is determined at the Point of Delivery for such Plant.

ARTICLE V.

QUALITY

5.1 Gas Quality Specifications. Customer Gas delivered hereunder shall meet each of the quality specifications set forth in Exhibit E attached hereto (collectively, the “Specifications”) at the Point of Delivery. If Customer Gas satisfies the Specifications at the Point of Delivery, Processor shall deliver (i) Customer Residue Gas that meets the quality specifications of the downstream pipelines and other facilities owned or operated by Processor or its Affiliate(s) and connected to the Point of Redelivery and (ii) Customer Plant Products that meet the quality specifications of the downstream pipelines and other facilities owned and operated by Processor or its Affiliate(s) and connected to the NGL Delivery Point.

5.2 Non-Conforming Gas.

(a) If Customer becomes aware that any Customer Gas fails to conform to the Specifications (such Gas, “Non-Conforming Gas”), Customer, as soon as reasonably possible after becoming aware of such condition, shall give written notice to Processor of the Non-Conforming Gas and the manner in which such Non-Conforming Gas does not conform to the Specifications.

(b) If Processor becomes aware that Non-Conforming Gas is being delivered by Customer hereunder before receiving such written notice from Customer, Processor shall, as soon as reasonably possible after becoming aware thereof, deliver to Customer written notice of such Non-Conforming Gas, which notice may also serve as Processor’s notice of acceptance or rejection of such Non-Conforming Gas pursuant to Section 5.2(c) below.

(c) If any Non-Conforming Gas is tendered for processing by Customer at the Point of Delivery at any time, Processor may in its sole discretion choose to accept or to reject such Non-Conforming Gas.

(i) If Processor chooses to accept Non-Conforming Gas, Processor shall provide written notice to Customer of its acceptance of such Non-Conforming Gas, and the manner in which such Non-Conforming Gas does not conform to the Specifications. Such acceptance will not constitute a waiver of this provision with respect to any future receipt of Non-Conforming Gas. Processor’s option to refuse to accept receipt of Non-Conforming Gas is in addition to other remedies available to Processor under this Agreement. If Processor accepts such Non-Conforming Gas, Customer shall reimburse Processor for the out-of-pocket costs incurred by Processor to accept such Non-Conforming Gas. If Processor determines, in its sole discretion, at any time that the continued acceptance of such Non-Conforming Gas is not operationally feasible, Processor may notify Customer that it intends to discontinue accepting such Non-Conforming Gas.

(ii) If Processor chooses to reject Non-Conforming Gas, Processor may in its sole discretion shut in such Gas at any time. Processor shall follow up the rejection of Non-Conforming Gas with a written notice of such rejection to Customer, which notice shall specify the manner in which such Non-Conforming Gas does not conform to the Specifications.

(d) If any Non-Conforming Gas is delivered into the Plants, Customer will indemnify, defend, release and hold Processor harmless from and against all Losses arising from or out of the quality deficiency of such Non-Conforming Gas, except that Customer shall have no liability to Processor for any Losses arising from or out of any such Non-Conforming Gas accepted by Processor pursuant to Section 5.2(c)(i) above, but only with respect to, and to the extent of, the exceptions to the Specifications set forth in the applicable written notice of acceptance.

5.3 Hazardous Substances. Gas tendered by Customer for processing hereunder shall not contain any substance that is determined to be a contaminant or a hazardous waste or substance under the Resource Conservation and Recovery Act, 42 U.S.C. Section 1857, et seq., as amended from time to time, the Comprehensive Environmental Response, Compensation and

Liability Act, 42 U.S.C. Section 9601, et seq., as amended from time to time, and the regulations issued thereunder, including 40 C.F.R. Parts 302 and 355, together with any other applicable environmental, health, or safety statutes (other than hydrocarbons and/or the natural constituent elements thereof) (collectively, “Hazardous Substances”).

5.4 Environmental, Health and Safety Laws. Customer warrants that, with respect to the Gas tendered at the Point of Delivery, it has complied or caused others to comply with all environmental, health, and/or safety statutes and regulations.

5.5 Gathering System Deliveries. Notwithstanding anything to the contrary in this Agreement, Gas delivered to Processor from the Gathering System that met the applicable requirements of the Gathering System when delivered thereto shall be deemed to be in compliance with all requirements of this Article V.

ARTICLE VI.

MEASUREMENT AND TESTING

6.1 Measurement Equipment. Processor shall install, maintain and operate, or cause to be installed, maintained and operated, suitable meters and/or other necessary equipment of ample size and proper type for accurate measurement of the following at each Plant:

(a) the volume of each type of Plant Product extracted from Gas delivered to such Plant for processing;

(b) the volume, Gross Heating Value and components of Gas used as Plant Fuel in processing Gas in such Plant;

(c) the volume, Gross Heating Value and components of Gas delivered to such Plant for processing, including the mass, flowing density, and sampling necessary to the determination of liquid yield, by component; and

(d) the volume, Gross Heating Value and components of Residue Gas delivered to such Plant’s Point of Redelivery.

6.2 Measurement Standards. Measurement facilities installed, owned, operated and maintained by Processor or its designees hereunder and processing of the data obtained therefrom shall be done so in accordance with generally accepted measurement standards as prescribed in, but not limited to, the latest versions of:

(a) ANSI/API 2530, AGA Report No. 3, API 14.3, GPA 8185 “Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids”;

(b) GPA 8182, API 14.7 “Mass Measurement of Natural Gas Liquids”;

(c) GPA 8173, API 14.4 “Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes”;

(d) GPA 2172, API 14.5, “Calculation of Gross Heating Value, Specific Gravity, and Compressibility of Natural Gas Mixtures from Compositional Analysis”;

(e) API 14.6 “Installing and Proving Density Meters”;

(f) API 21 “Flow Measurement Using Electronic Metering Systems”;

(g) API 14.8 “Liquefied Petroleum Gas Measurement”;

(h) API 5.6 “Measurement of Liquid Hydrocarbons by Coriolis Meters”;

(i) AGA Report No. 8, API 14.2 “Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases” per “Detailed Methodology”;

(j) GPA 2165 “Standard for Analysis of Natural Gas Liquid Mixtures by Gas Chromatography”; and

(k) GPA 2166 “GPA Methods of Obtaining Natural Gas Samples for Analysis by Gas Chromatography”.

Where electronic gas measurement (“EGM”) and flow computers are used, the Parties will use and accept the electronic derivations, measurements and calculations in lieu of mechanical recordings, chart integration and subsequent calculations. The official EGM data from the measuring equipment will remain the property of Processor, or its designee, but, upon request by Customer, Processor, or its designee, will submit its records and EGM data, together with calculations to Customer for inspection and verification, subject to their return to Processor, or its designee, within thirty-five (35) Days after their receipt.

6.3 Measurement Factors. As related to Gas measurement hereunder:

(a) The unit of volume shall be one (1) cubic foot of Gas at a base temperature of sixty degrees Fahrenheit (60°F) and at a base pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute. The atmospheric pressure shall be assumed to be a constant, determined by elevation and specific site location, regardless of the variations of such atmospheric pressure from time to time.

(b) Temperature shall be determined by use of a recording thermometer so installed that it may continuously record the temperature of Gas passing the meters.

(c) The specific gravity shall be determined by calculation from fractional analyses of proportional samples taken at Processor’s measurement facilities.

(d) Corrections for deviation from Ideal Gas Laws shall be made for all Gas metered hereunder as prescribed in the applicable standards.

(e) The Daily arithmetical flow weighted average recorded for temperature, the factor for specific gravity, and the corresponding correction for deviation from Ideal Gas Laws applicable during each Day shall be used to make computations of volumes hereunder.

6.4 Measurement Accuracy Verification.

(a) Custody Transfer Meters. The accuracy of the measurement facilities specified herein and used for custody transfer of Customer Gas shall be verified at least once each Month. Customer shall be given reasonable notice and shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with Processor’s measuring equipment hereunder. If after notice, Customer fails to have a representative present, the results of the tests shall, nevertheless, be considered accurate until the next tests are made and upon request by Customer, Processor shall furnish Customer a written copy of such test results. The costs of all tests of such measuring equipment shall be borne by Processor except that the costs for additional tests requested by Customer shall be borne by Customer.

(b) Non Custody Transfer Meters. The accuracy of the measurement facilities specified herein and used for applications other than custody transfer shall be verified at least once each quarter.

6.5 Measurement Error. If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted to read accurately, within the limits prescribed by the manufacturer. If at any time any of the measuring or testing equipment used for custody transfer is out of service or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or for a period of one-half of the time elapsed since the last test of the measuring equipment affected, not to exceed fifteen (15) Days. The volume measured during such period shall be estimated by (a) using the data recorded by any check measuring equipment if installed and registering accurately, or if not installed or not registering accurately, (b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or if neither (a) or (b) is feasible, (c) by estimating the quantity or quality measured, based upon deliveries under similar conditions during a period when the equipment was registering accurately. No correction shall be made for recorded inaccuracies of two percent (2%) or less.

6.6 Customer’s Right of Inspection. At all times during business hours, Customer shall have the right to inspect measurement equipment used for custody transfer purposes that is installed or furnished by Processor, or its designee, and the charts and other measurement or testing data retained by Processor. The reading, calibration and adjustment of all metering equipment and changing of charts hereunder shall be done only by Processor or Processor’s designee. Processor shall preserve all original test data, charts, and other similar records for a period of at least one (1) year or longer if required by law or regulation.

6.7 Gross Heating Value Determination. The Gross Heating Value of Customer Gas delivered to each Plant hereunder shall be determined each Month by taking flow proportional stream samples at the Point of Delivery for such Plant, or any other mutually agreed point, using a continuous proportional to flow sampling device. The samples will be collected for testing prior to the end of each Month. Processor shall compute, or cause to be computed, the Gross Heating Value from fractional analysis of the sample. The result shall be controlling and effective in the Month succeeding the Month in which the sample is obtained. The Gross Heating Value of Customer Gas to be used for the first Month of production after initial flow has begun will be determined from spot samples which will be collected at each applicable Point of Measurement approximately one (1) week after initial flow begins. The Gross Heating Value so determined shall be corrected from the condition of testing to a dry basis.

6.8 Hydrocarbon Content. For each Plant, Processor shall determine, or cause to be determined, the hydrocarbon content of Customer Gas delivered hereunder to such Plant, Gas from other sources delivered to such Plant for processing, Residue Gas delivered to the Point of Redelivery for such Plant, and Plant Fuel used by such Plant by a test conducted each Month. Such samples shall be taken at a flow rate, pressure and temperature which will yield equitable and representative test results.

6.9 Fractional Analysis. Fractional analysis of test samples shall be performed by Processor at the laboratory of Processor’s choosing, through the use of gas chromatography equipment or such other method as may be commonly used in the industry. From such fractional analysis, Processor shall determine the composition in mole percent of each of the following chemical compounds: (a) carbon dioxide, (b) nitrogen, (c) methane, (d) ethane, (e) propane, (f) iso-butane, (g) normal butane, (h) iso-pentane, (i) normal pentane and (j) hexanes and heavier hydrocarbons. Processor shall compute or cause to be computed, the Gross Heating Value, specific gravity, Plant Products content and correction factors for deviation from Ideal Gas Laws from this fractional analysis of samples. The results from these analyses shall be controlling and effective in the Month succeeding the Month in which the sample is obtained and shall apply to all subsequent deliveries until such time as new samples are obtained and analyzed. Processor shall furnish to Customer each such fractional analysis and Gross Heating Value which will accompany the statement described in Section 12.1 herein.

6.10 Modifications to Measurement Procedures. Processor reserves the right, in consultation with Customer, to modify the measurement procedures from time to time in order to conform with the measurement standards set forth in Section 6.2 herein for the Plants and/or to remove any inequities which may be found to exist, and it is agreed that any such modification will be applicable to this Agreement; provided, however:

(a) Processor shall give Customer at least thirty (30) Days’ written notice prior to any change or modification to such measurement procedures;

(b) such modification shall be in accordance with Gas Processors Association and API measurement standards and practices; and

(c) any change or modification to such measurement procedures shall be consistently applied to all customers who deliver Gas to any Plant for processing.

6.11 Measurement Disputes. Any dispute, controversy, or claim arising out of or in connection with this Article VI (a “Measurement Dispute”) which the Parties are unable to resolve shall be referred to and determined by an expert agreed upon by both Parties in good faith (the “Measurement Expert”), as the sole and exclusive remedy of the Parties as to the Measurement Dispute. The decision of the Measurement Expert shall be final and binding upon the Parties.

ARTICLE VII.

PLANT PRODUCTS AND CUSTOMER RESIDUE GAS

7.1 Conveyance of Rights to Processor. Customer does hereby grant, bargain, sell, transfer, convey and assign to Processor, its successors and assigns, (i) the right to consume Customer Gas as Plant Fuel, and Lost and Unaccounted for Gas, and (ii) the right to sell Customer Plant Products for the account of Customer pursuant to Section 3.13 hereof.

7.2 Title to Customer Gas and Plant Products. Subject to other terms and conditions hereof, title to Customer Gas and all constituents thereof, including Customer Plant Products, shall remain with Customer at all times.

ARTICLE VIII.

PLANT FUEL, LOST AND UNACCOUNTED FOR AND SHRINKAGE

8.1 Allocation of Plant Fuel and Lost and Unaccounted for Gas. The Thermal Content of Customer Gas that is consumed as Plant Fuel and Lost and Unaccounted for Gas in the processing of Customer Gas during a given Month shall be determined, for each Plant, by multiplying (i) the total quantity of Btus consumed as Plant Fuel and Lost and Unaccounted for Gas in such Plant’s operations during such Month by (ii) a fraction, the numerator of which is the total Gallons of Customer Gas recovered and saved during such Month, and the denominator of which is the total Gallons of Plant Products recovered and saved in such Plant from all Gas processed at such Plant during such Month.

8.2 Calculation of Shrinkage. Customer’s share of Shrinkage shall be calculated by Processor each Month, for each Plant, by multiplying (i) the number of Gallons of each produced component of the mixed stream of Plant Products as determined and allocated to Customer Gas pursuant to the terms of this Agreement, by (ii) the Btu equivalent of each such component as set forth in the GPA Technical Standards Publication No. 2145-03, as revised from time to time, and as adjusted to sixty degrees Fahrenheit (60°F) and 14.65 psia pressure base, with the aggregate Btus of all such components constituting Customer’s share of Shrinkage hereunder.

8.3 Plant Fuel, Shrinkage and Lost and Unaccounted for Gas. Customer shall bear one hundred percent (100%) of the Plant Fuel, Shrinkage and Lost and Unaccounted for Gas attributable to processing Customer Gas, which will be deducted in determining Customer Residue Gas. For the avoidance of doubt, Customer shall not bear any costs related to third-party gas, if any.

ARTICLE IX.

COMPENSATION AND FEES

9.1 Processing Fee. Each Month, Customer shall pay Processor, a fee equal to the sum of (a) the product of (i) the Applicable Firm Rate per MMBtu and (ii) Customer Gas up to the Monthly MDQ for such Month processed hereunder during such Month, plus (b) the product of (i) the Applicable Interruptible Rate per MMBtu and (ii) Customer Gas in excess of the Monthly MDQ for such Month processed hereunder during such Month (the Applicable Firm Rate or the Applicable Interruptible Rate, as applicable, each as may be adjusted pursuant to Section 9.2 and Section 9.5(b), is referred to herein as the “Processing Fee”).

9.2 Fee Adjustment. On each anniversary of the Plant Operational Date of the Mt. Olive Plant, the Processing Fee shall automatically increase to reflect 50% of the year-over-year increase in PPI in accordance with this Section 9.2. The adjusted Processing Fee for each year shall be determined by multiplying the Processing Fee for the prior year by the sum of (a) one, plus (b) the PPI Escalator. The “PPI Escalator” means a fraction determined by dividing (a) the difference between (i) a fraction, the numerator of which is the PPI for the latest available month that is no longer subject to revision prior to the date on which such adjustment is being made, and the denominator of which is the PPI (using the same base date) for the corresponding month in the preceding calendar year, and (ii) one, by (b) two; provided, however, that in no event shall the adjusted Processing Fee for any year be less than the Processing Fee for the prior year.

9.3 Minimum Quantity Commitment. Subject to the terms hereof, beginning on the Plant Operational Date of the Lincoln Parish Plant, Customer agrees to make available at the Point of Delivery for delivery to the Plants, (a) for each Quarterly Period, at least a quantity of Customer Gas equal to the Quarterly Gas Commitment for such Quarterly Period (less the Plant Interruption Credit Quantity for such Quarterly Period), and (b) on or before the end of the fifteenth (15th) Annual Period following the Plant Operational Date of the Lincoln Parish Plant (such fifteen (15) Annual Periods, the “MQ Period”), at least an aggregate quantity of Customer Gas equal to the Total Gas Commitment (less the aggregate Plant Interruption Credit Quantity). Subject to the terms hereof, for the period following the end of the MQ Period through the end of the Tail Period, Customer agrees to make available at the Point of Delivery for delivery to the Plants, at least an aggregate quantity of Customer Gas (in MMBtu) equal to the cumulative sum of the Maximum Daily Quantity for all Days during such Tail Period (less the aggregate Plant Interruption Credit Quantity for all Days during such Tail Period).

9.4 Deficiency Payments. If a Quarterly Deficiency Quantity (as defined below) exists as of the end of any Quarterly Period, then Customer shall pay to Processor an amount equal to the product of (i) the Quarterly Deficiency Quantity for such Quarterly Period multiplied by (ii) the Applicable Firm Rate per MMBtu that would have been paid hereunder with respect to such Quarterly Deficiency Quantity had such Quarterly Deficiency Quantity been processed hereunder (such product being the “Deficiency Payment”). “Quarterly Deficiency Quantity” means the amount (in MMBtu), if any, determined as of the end of each Quarterly Period, by which (a) the Aggregate Gas Commitment as of the end of such Quarterly Period exceeds (b) the sum of (x) the total cumulative quantity (in MMBtu) of Customer Gas delivered at the Point of Delivery during the MQ Period as of the end of such Quarterly Period, plus (y) the total cumulative quantity (in MMBtu) of Customer Gas on which Customer has paid to Processor a

Deficiency Payment under this Agreement as of the end of the preceding Quarterly Period, plus (z) the total cumulative Plant Interruption Credit Quantity (in MMBtu) as of the end of such Quarterly Period. Any such Deficiency Payments made by Customer shall be treated by Processor as a prepayment of the Processing Fee for Customer Gas that may be delivered by Customer after the date on which Customer has delivered the Total Gas Commitment and shall be credited by Processor to the payment of the Processing Fee that otherwise would be payable hereunder for such quantities of Customer Gas delivered during the Primary Term until such prepaid fees have been exhausted. Deficiency Payments due by Customer hereunder shall be paid by Processor as provided in Article XII.

9.5 Certain Other Payments.

(a) Greenhouse Gas Surcharge. If, as a result of any new or amended law, rule or regulation, Processor incurs additional costs related to any Greenhouse Gas attributable to Customer Gas hereunder or any additional costs related to any Greenhouse Gas are imposed with respect to Processor’s operations hereunder (any such additional cost, a “Greenhouse Gas Surcharge”), then Processor shall be responsible for and shall pay up to twenty percent (20%) of such Greenhouse Gas Surcharge and Customer shall reimburse Processor for the remaining eighty percent (80%) of such Greenhouse Gas Surcharge. Notwithstanding the foregoing, Customer shall retain ownership of and sole responsibility for any carbon emissions and/or other Greenhouse Gases contained within or removed from the Gas received by Processor at the Point of Delivery. If Customer is required to make any payment hereunder with respect to a Greenhouse Gas Surcharge imposed on any Plant generally, and not specifically with respect to Customer Gas, Customer shall only be responsible for its ratable share of such Greenhouse Gas Surcharge based on the average volume of Customer Gas delivered to such Plant and the average volume of all other Gas delivered to such Plant.

(b) If, exclusive of any Greenhouse Gas Surcharge, any material fee or charge is assessed upon Processor by a Governmental Authority after the Effective Date in connection with the performance of services for Customer Gas on behalf of Customer hereunder, excluding normal fees or charges that are incurred by Processor irrespective of whether Processor provides the services on behalf of Customer and excluding Taxes addressed in Article XVI, then Processor may increase the then-effective Processing Fee by up to ten percent (10%) to account for such fees or charges (to the extent such fees or charges are attributable to Customer Gas); provided, however, the cumulative effect of all such increases pursuant to this Section 9.5(b) (but exclusive of any Greenhouse Gas Surcharges or any adjustment pursuant to Section 9.2) during the Primary Term may not exceed thirty percent (30%) of the initial Processing Fee (as the same may be adjusted pursuant to Section 9.2 from time to time). If, in Processor’s reasonable judgment, an increase in the Processing Fee of more than ten percent (10%) would be required to place Processor in substantially the same economic position as it was in prior to the imposition or assessment of such fees or charges, Processor may call for a Senior Management Meeting to take place within thirty (30) Days of written notice to Customer, and the Parties shall negotiate in good faith to amend the provisions of this Agreement such that the Parties are in substantially the same relative economic position as they were in prior to the imposition or assessment of such fees or charges. If the Parties are unable to agree on an economic adjustment within sixty (60) Days of the Senior Management Meeting, then Processor may, in its sole discretion, terminate this Agreement without penalty by delivering Customer written notice of Processor’s intent to terminate. Such termination shall be effective, at the option of Customer, (i) as of 9:00 a.m. on the first Day of the Month which follows the Month that Processor delivered its notice of intent to terminate, or (ii) as of 9:00 a.m. on the first Day of the Month which is twelve (12) Months after such date, provided that the Processing Fee for such twelve (12) Month period before such termination shall be increased to place Processor in substantially the same economic position as it was in prior to the imposition or assessment of such fees, charges, or costs. Customer shall exercise such option by delivery of written notice to Processor of Customer’s election within ten (10) Business Days of receipt of Processor’s notice to terminate, provided that if Customer has not responded to Processor by the time described in clause (i) above, the Agreement shall continue pursuant to clause (ii) above.

(c) Customer shall be entitled to audit Processor’s applicable books and records for the limited purpose of determining if the amount of any increase pursuant to this Section 9.5 is justified by the actually-incurred and reasonable amount of the aggregate costs and/or expenses relating to the applicable Plants. If such audit shall reflect that such increase was not justifiable in accordance with the foregoing, Processor shall promptly credit the amount of such discrepancy to Customer, unless Processor disagrees with the results of such audit, in which case the matter shall be resolved pursuant to the dispute resolution provisions set forth in Section 15.3 hereof.

9.6 Electric Compression Reimbursement. If Processor installs electric-driven compression in lieu of or in addition to Gas-driven compression at a Plant, then, each Month, Customer shall pay Processor an amount determined by multiplying (i) 90% of the total cost of electricity at such Plant during such Month used for compression by (ii) a fraction, the numerator of which is the total Gallons of Customer Plant Products recovered and saved during such Month, and the denominator of which is the total Gallons of Plant Products recovered and saved in such Plant from all Gas processed at such Plant during such Month. If Customer or Processor at any time believes that the determination in the preceding sentence does not reflect the costs of electric-driven compression at such Plant that should be allocated to Customer hereunder, either Party may provide notice to such other Party. Upon the delivery of such notice, the Parties agree to discuss and negotiate in good faith whether any changes in such allocation are appropriate under the circumstances.

ARTICLE X.

ROYALTIES; WARRANTY OF TITLE

10.1 Royalties. As between Processor and Customer, Customer shall at all times have the obligation to account for and pay or cause to be paid all royalties, overriding royalties, and other sums due on production and to make settlement with all other Persons having an interest in Customer Gas delivered hereunder. Customer shall indemnify, defend and hold Processor harmless against all loss, damage, and expense, including reasonable attorney’s fees, of every character on account of adverse claims to all such Gas delivered to Processor hereunder, and royalties, taxes, payment, or other charges due thereon or attributable thereto.

10.2 Title; Warranties Regarding Title. Customer warrants that it will have, at the time of receipt of Gas at the Point of Delivery for processing hereunder, control of and good title to and/or the full right and authority to deliver such Gas to Processor for processing hereunder. Customer warrants that the Gas delivered to Processor hereunder shall be free and clear of all liens, encumbrances, and claims whatsoever (other than liens, encumbrances and claims granted by Company to secure any credit facility or indebtedness), and that it will have at such time of receipt good right and title to the Gas or the right to process such Gas hereunder. If any claim is made challenging Customer’s right to deliver such Gas to Processor, Processor has the right to suspend receipt or deliveries of such Gas hereunder until such issue is finally resolved to the reasonable satisfaction of Processor. Processor shall not take any action that would result in the creation of any liens, encumbrances or claims created by, through or under Processor on Customer Gas or the Residue Gas and Plant Products attributable thereto.

ARTICLE XI.

TERM

11.1 Term. This Agreement shall commence on the Effective Date and, unless otherwise terminated as provided herein, shall continue in full force and effect until fifteen (15) years after the Plant Operational Date of the Mt. Olive Plant (the “Primary Term”). The term of this Agreement shall continue for additional terms of one year each (each an “Additional Term”) unless this Agreement is terminated by either Party as of the end of the Primary Term or an Additional Term, as applicable, by providing not less than one-hundred eighty (180) Days’ prior written notice of termination to the other Party.

11.2 Termination for Cause. This Agreement may be terminated upon (i) a breach termination date, or (ii) exercise by a Party of its rights under any provision of this Agreement expressly providing such Party termination rights. For purposes of this Section 11.2, “breach termination date” means the date on which either Processor or Customer, upon written notice to the other Party, terminates this Agreement upon (x) a material breach by such other Party of this Agreement and (y) the failure by the breaching party to cure such breach (A) within sixty (60) Days after receipt of written notice thereof from the terminating party, or (B) if such breach is not curable within such sixty (60) Day period, failure by the breaching party to diligently pursue its cure within thirty (30) Days after receipt of written notice thereof from the terminating party (provided, however, that notwithstanding the foregoing, the non-defaulting Party may terminate this Agreement if such breach is not cured within seventy-five (75) Days of written notice of breach); further provided, however, that (i) in order to exercise such termination right, the terminating party shall not be in material breach of this Agreement; and (ii) the cure period for undisputed payments shall be ten (10) Days.

ARTICLE XII.

STATEMENTS AND PAYMENTS

12.1 Invoices and Statements. On or before the fifteenth (15th) Day of each Month, Processor shall provide to Customer an invoice and statement for the previous Month setting forth the calculation of the net amount due hereunder to Processor, and with respect to Customer Plant Products that are marketed by Processor, the net amount due to Customer.

12.2 Payment of Statements. Within fifteen (15) Days following receipt of each of Processor’s invoices and statements, Customer or Processor, as applicable (the “Payor”), shall make payment to the other Party (the “Payee”) of all undisputed amounts by wire transfer, in accordance with the account information provided by the Payee to the Payor from time to time, unless another form of payment is agreed to in writing by the Parties. Should a Party fail to make payment in full of all undisputed amounts within such time period, interest shall accrue on the unpaid balance at the Default Interest Rate, but not to exceed any lesser maximum legal rate. If Customer fails to pay Processor amounts due hereunder and such failure is not cured within ten (10) Business Days’ written notice from Processor to Customer, Processor may suspend receipt and delivery of Customer Gas without prejudice to any other available remedies at law or in equity.

12.3 Billing Disputes. If a good faith dispute arises as to any amount payable hereunder, the Party responsible for payment shall nevertheless pay when due the amount not in dispute. Such payment shall not be deemed to be a waiver of the right to recoup any overpayment. If either Party withholds payment of any disputed amount as authorized herein, such Party shall, within ten (10) Days after the due date of the statement for the Month to which the disputed amount pertains, submit to the other Party a written explanation of the dispute and any available supporting documentation. The Parties shall then cooperate in good faith to resolve such dispute as expeditiously as possible. If either Party fails to forward the entire undisputed amount due to the other Party when same is due, interest on the unpaid portion shall accrue at the Default Interest Rate, from time to time, or the maximum legal rate, whichever is the lesser, from the date such payment is due until the same is paid.

12.4 Audit Rights. Each Party or its designated representatives shall, upon reasonable notice to the other Party, have the right, no more frequently than one (1) time per twelve (12) consecutive Months, at its own expense, at reasonable times and during normal business hours, to examine the books and records of such other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Each Party agrees to keep records and books of the account in accordance with generally accepted accounting principles and practices in the industry. Each invoice and statement shall be final as to both Parties unless questioned in writing within twenty four (24) Months following such invoice and statement.

12.5 Creditworthiness. If Customer has failed to pay any amount when due under this Agreement and if such non-payment is not being disputed in good faith by Customer, Processor shall have the right to request and receive from Customer adequate assurance of performance (“Performance Assurance”) which shall mean credit support in a form reasonably acceptable to Processor and in an amount and for the term reasonably acceptable to Processor. Any of the following shall be an acceptable form of credit support:

(a) an irrevocable standby letter of credit from a bank satisfactory to Processor;

(b) provide a prepayment or a deposit in advance of the Month in which processing hereunder are to be provided; or

(c) a performance bond issued by a Person satisfactory to Processor.

If the credit of Customer’s guarantor is satisfactory in Processor’s opinion, a demand for Performance Assurance can be satisfied with a guarantee issued on behalf of Customer in a form acceptable to Processor, but only for as long as the credit of Customer’s guarantor continues to be acceptable to Processor. Processor acknowledges and agrees that Memorial Resource Development Corp. is a satisfactory guarantor.

Should Customer or its guarantor fail to provide Performance Assurance within ten (10) Business Days after receipt of written demand for such assurance, then Processor shall have the right to suspend performance under this Agreement until such time as Customer furnishes Performance Assurance. For the avoidance of doubt, such suspension of performance by Processor shall not relieve Customer of its obligation to make payments of amounts due hereunder, including, without limitation, payment of fees due hereunder.

If during the Term, if Processor has failed to pay any amount when due under this Agreement and if such non-payment is not being disputed in good faith by Processor, Customer shall have the right to request and receive from Processor adequate Performance Assurance under similar terms and conditions as described above, including the right to suspend performance under this Agreement until such time as Processor furnishes Performance Assurance.

ARTICLE XIII.

LIABILITY OF THE PARTIES

13.1 Control and Possession of Gas and Plant Products. As between Customer and Processor, Customer shall be deemed in control and possession of the Gas delivered for processing hereunder and responsible for any Losses caused thereby until such Gas shall have been delivered at the Point of Delivery. As between Customer and Processor, Processor shall be deemed in control and possession of the Gas delivered for processing hereunder and Plant Products recovered from such Gas and, except as provided in Section 5.2(d), Section 9.5, Article X, Section 13.3, Section 16.2 and Section 19.10, shall be responsible for any Losses caused thereby until Residue Gas shall have been delivered to Customer or its designee at the Point of Redelivery, and Customer Plant Products have been delivered to Customer or its designee at the NGL Delivery Point. Except as otherwise provided in Section 5.2(d), Section 9.5, Article X, Section 13.3, Section 16.2 and Section 19.10, the Party who has control and possession of the Gas or Plant Products shall be responsible for and shall indemnify the other Party for any Losses caused thereby and occurring while the Gas or Plant Products is in the indemnifying Party’s control and possession.

13.2 Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY EXEMPLARY OR PUNITIVE DAMAGES OR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING LOSS OF USE, LOST PROFITS OR REVENUES, COST OF CAPITAL, CANCELLATION OF PERMITS, UNABSORBED TRANSPORTATION OR STORAGE CHARGES, TERMINATION OF CONTRACTS, OR TORT OR CONTRACT CLAIMS ARISING

OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH HEREOF, IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. THIS SECTION 13.2 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS LIMITED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT.

13.3 Inert Constituents. Customer shall retain title to all Inert Constituents in Gas (collectively, whether any such Inert Constituents are removed from the Gas or not, “Customer’s Inert Constituents”), delivered by Customer under this Agreement. To the extent that Processor removes Customer’s Inert Constituents from such Gas and Customer has not made arrangements to utilize, market or dispose of Customer’s Inert Constituents, Processor may, but is not required to, dispose of Customer’s Inert Constituents by venting or other methods. If (i) venting Customer’s Inert Constituents is ever prohibited or disallowed for any reason or is deemed by Processor to be uneconomic, or (ii) additional costs are required to vent, dispose of or handle Customer’s Inert Constituents due to rules, regulations or other laws, then Customer shall promptly (A) make alternate arrangements to utilize, market and/or dispose of Customer’s Inert Constituents at Customer’s sole cost and expense, (B) notify Processor in writing and in reasonable detail of such alternate arrangements, and (C) reimburse Processor for any costs incurred by Processor in delivering Customer’s Inert Constituents for such utilization, marketing and/or disposal. If Customer fails to comply with Customer’s obligations under the immediately preceding sentence, Processor shall have the right, but not the obligation, without notice to Customer, to make arrangements for utilization, marketing and/or disposal of Customer’s Inert Constituents for Customer’s account and at Customer’s sole cost and expense; and Customer shall promptly reimburse Processor upon demand for any costs and expenses incurred by Processor in connection with such arrangements by Processor. CUSTOMER HEREBY RELEASES, INDEMNIFIES, DEFENDS AND HOLDS HARMLESS PROCESSOR AND PROCESSOR’S MEMBERS, DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, LIABILITIES, EXPENSES, ACTIONS, CAUSES OF ACTION, LIABILITIES, LOSSES, TAXES, PENALTIES AND FEES ARISING OUT OF OR IN ANY WAY RELATING TO (I) CUSTOMER’S INERT CONSTITUENTS, INCLUDING THE UTILIZATION, MARKETING OR DISPOSAL THEREOF, AND/OR (II) ANY PERSONAL INJURY, DEATH, PROPERTY DAMAGE, ENVIRONMENTAL DAMAGE, POLLUTION, OR CONTAMINATION ARISING OUT OF OR RELATING TO CUSTOMER’S INERT CONSTITUENTS, EXCEPT TO THE EXTENT THAT ANY SUCH CLAIMS, DEMANDS, DAMAGES, LIABILITIES, EXPENSES, ACTIONS, CAUSES OF ACTION, LIABILITIES, LOSSES, TAXES, PENALTIES OR FEES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH INDEMNITEE.

13.4 Indemnification. SUBJECT TO THE TERMS OF THIS AGREEMENT, INCLUDING SECTIONS 13.2 AND 13.3, PROCESSOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CUSTOMER AND CUSTOMER’S MEMBERS, DIRECTORS,

OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LOSSES, INCLUDING LOSSES ARISING FROM ANY THIRD PARTY CLAIMS, ARISING OUT OF OR RELATING TO: (i) THE OPERATIONS CONDUCTED HEREUNDER OR IN CONNECTION HEREWITH BY PROCESSOR TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROCESSOR, EXCEPT TO THE EXTENT THAT SUCH LOSSES ARE ATTRIBUTABLE TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY OF CUSTOMER’S MEMBERS, DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, AND (ii) ANY BREACH OF THIS AGREEMENT BY PROCESSOR.

(a) SUBJECT TO THE TERMS OF THIS AGREEMENT, INCLUDING SECTION 13.2, CUSTOMER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS PROCESSOR AND PROCESSOR’S MEMBERS, DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LOSSES, INCLUDING LOSSES ARISING FROM ANY THIRD PARTY CLAIMS, ARISING OUT OF OR RELATING TO: (i) THE OPERATIONS CONDUCTED HEREUNDER OR IN CONNECTION HEREWITH BY CUSTOMER TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CUSTOMER, EXCEPT TO THE EXTENT THAT SUCH LOSSES ARE ATTRIBUTABLE TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF PROCESSOR OR ANY OF PROCESSOR’S MEMBERS, DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, AND (ii) ANY BREACH OF THIS AGREEMENT BY CUSTOMER.

ARTICLE XIV.

FORCE MAJEURE

14.1 Suspension of Obligations. If either Customer or Processor is rendered unable, wholly or in part, by reason of Force Majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then upon said Party’s giving written notice and reasonably full particulars of such Force Majeure to the other Party, which shall be done as soon as practicable after the occurrence of the cause relied on, the obligations of the Party giving such notice (other than the obligation to make payment of amounts due hereunder), so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall be remedied with all reasonable dispatch.

14.2 Definition of Force Majeure. The term “Force Majeure” shall mean acts of God, acts of any Governmental Authority, compliance with rules, regulations or orders of any Governmental Authority, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, extreme temperatures, storms, hurricanes, floods, or other adverse weather conditions, washouts, arrests and restraint of rulers and people, civil disturbances, explosions, breakage or accident to equipment, machinery or lines of pipes, freezing of wells or lines of pipes, partial or entire failure or refusal of operators of upstream or downstream pipelines or facilities to receive Gas or Plant Products or increases in pressure of upstream or downstream pipelines or facilities, requisitions, directives, diversions, embargoes, priorities or expropriations of Governmental Authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise, the necessity for making repairs, alterations, enlargements or connections to, or performing maintenance on, machinery or facilities, inability to secure rights of way, transportation embargoes or failures or delays in transportation or poor road conditions, and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension, which, by the exercise of due diligence, such Party shall not have been able to avoid.

14.3 Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable in the discretion of the Party having the difficulty.

ARTICLE XV.

GOVERNING LAW; VENUE; DISPUTE RESOLUTION

15.1 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof.

15.2 Venue. Exclusive venue for any suit, action or proceeding brought by either Party in connection with this Agreement or arising out of the terms or conditions hereof shall be in the state or federal courts situated in Harris County, Texas. The Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state and federal courts situated in Harris County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

15.3 Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide written notice to the other of the occurrence of such dispute. If the Parties have failed to resolve the dispute within fifteen (15) Business Days after such notice was given, the Parties shall seek to resolve the dispute by negotiation between senior management personnel of each Party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within thirty (30) Business Days after the original notice of dispute was given, then either Party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 15.3 shall not limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth in this Section 15.3 if application of such limitations would prevent a Party from filing a lawsuit or claim within the applicable period for filing lawsuits (e.g., statutes of limitation, prescription, etc.).

ARTICLE XVI.

TAXES

16.1 Taxes on Processing and Plant Products. Any Tax in the nature of a processing Tax, or any Tax on Plant Products resulting from the processing of Customer Gas, or the sale of Plant Products extracted therefrom, and any and all other Taxes now or hereafter levied, assessed, or collected on Plant Products extracted, saved and sold from Customer Gas, shall be borne by Customer. In the event Processor is liable and/or required to pay any such Tax for or on behalf of Customer, Customer shall reimburse Processor for such taxes pursuant to Processor’s invoice for the same.

16.2 Other Taxes. Customer shall pay, or cause to be paid, all production, severance, gross receipts, ad valorem and similar or other Taxes levied or imposed with respect to Customer Gas, and Customer shall bear and pay all Taxes levied or imposed with respect to Customer Residue Gas. In the event Processor is required to pay or remit any such Tax for Customer, Customer shall reimburse Processor for such taxes pursuant to Processor’s invoice for the same. Customer hereby agrees to indemnify, defend and hold harmless Processor from and against any and all Losses arising out of or related to such Taxes. This indemnity and defense obligation shall survive the expiration or termination of this Agreement.

16.3 Taxes on Processing Facilities. Notwithstanding anything in this Agreement to the contrary, Customer shall not be liable hereunder for any (x) Taxes (including ad valorem taxes) assessed against Processor based on Processor’s income, revenues, gross receipts, net worth or ownership of the Plants or any equipment or facilities related thereto, and (y) state franchise, license and similar Taxes required for the maintenance of Processor’s corporate existence.

ARTICLE XVII.

ASSIGNMENT

17.1 Restrictions on Assignment. This Agreement may not be assigned, disposed of, alienated or otherwise transferred by either Party, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided below.

17.2 Permitted Assignments. Notwithstanding the foregoing, (i) either Party may assign this Agreement to an Affiliate of such Party without the consent of the other Party, (ii) either Party may pledge this Agreement to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party, (iii) Processor may assign this Agreement without Customer’s consent in connection with the sale or transfer of all Plants, and (iv) Customer may assign or partially assign this Agreement without Processor’s consent in connection with the sale or transfer of all or part of Customer’s interests subject to the Dedication, provided that such assignee has a credit rating reasonably acceptable to Processor at the time of such sale or transfer. If any such transfer described in (i) through (iv) above occurs, (a) the transferee (other than any grantee under any lien, pledge, encumbrance or security interest) shall assume in writing the obligations and liabilities of the transferor under this Agreement (the “Assumed Obligations”); (b) in the case of transfers under clause (iv) above, the transferor shall be released from its obligations and liabilities under this Agreement to the extent of the Assumed Obligations, provided that Processor’s combined obligations to Customer and to any partial transferee of Customer shall be no greater than Customer’s obligations prior to such transfer; and (c) no transfer or succession to the interest of Customer hereunder, wholly or partially, shall affect or bind Processor until the first Day of the Month following the date Processor has received a copy of the recorded transfer document or other proof satisfactory to Processor that the claimant is legally entitled to such interest.

ARTICLE XVIII.

NOTICES AND STATEMENTS

18.1 Notice. Any notice, statement, payment, claim or other communication required or permitted hereunder shall be in writing and shall be sent by: (i) facsimile transmission; (ii) delivered by hand; (iii) sent by United States mail with all postage fully prepaid; or (iv) by courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the Party at the following addresses:

Processor:	NOTICES AND CORRESPONDENCE:

PennTex North Louisiana Operating, LLC
Attn: Thomas Karam, Chief Executive Officer
11931 Wickchester Lane, Suite 300

Houston, Texas 77043
Fax: (832) 456-4050

ACCOUNTING MATTERS:

PennTex North Louisiana Operating, LLC
Attn: Steven Jones, Chief Financial Officer
11931 Wickchester Lane, Suite 300
Houston, Texas 77043
Fax: (832) 456-4050

Customer:	NOTICES AND CORRESPONDENCE:

MRD Operating LLC
c/o Memorial Resource Development Corp.
500 Dallas Street, Suite 1800
Houston, TX 77002
Attn: General Counsel
E-mail: kroane@memorialrd.com

with a copy to:

Attn: Jeremy Bolander
E-mail: Jeremy.bolander@memorialrd.com

Such notices, statements, payments, claims or other communications shall be deemed received as follows: (i) if delivered personally, upon delivery; (ii) if sent by United States mail, whether by express mail, registered mail, certified mail or regular mail, the notice shall be deemed to have been received on the Day receipt is refused or is confirmed orally or in writing by the receiving Party; (iii) if sent by a courier service, upon delivery; or (iv) if sent by facsimile, on the Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party.

18.2 Change of Address. Notices of change of address of either of the Parties shall be given in writing to the other Party in the manner aforesaid and shall be observed in the giving of all future notices, statements, payments, claims or other communications required or permitted to be given hereunder.

ARTICLE XIX.

MISCELLANEOUS

19.1 Entire Agreement. This Agreement, including any attachments, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto, and may not be amended or modified except by a written instrument signed by both Parties expressly identifying it as an amendment or modification hereof.

19.2 Confidentiality. The Parties agree that the terms of this Agreement shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(a) to an Affiliate or an owner or indirect owner of such Party;

(b) to the extent such information is required to be furnished in compliance with applicable law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon a Party;

(c) to prospective purchasers of the assets or equity interests of a Party;

(d) to prospective or actual attorneys engaged by either Party where disclosure of such information is essential to such attorney’s work for such Party;

(e) to prospective or actual contractors and consultants engaged by either Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(f) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(g) to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates;

(h) to its respective employees, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(i) any information which, through no fault of a Party, becomes a part of the public domain.

Except as provided in subsection 19.2(b) above, any third party receiving information pursuant to this Section 19.2 shall first execute a confidentiality agreement with the Parties prior to receiving such information.

19.3 Waiver. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may only be waived in writing in an instrument specifically identified as a waiver and signed by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof, nor shall such waiver constitute a continuing waiver unless expressly provided in the waiver.

19.4 No Third Party Beneficiaries. Except for Persons indemnified hereunder, this Agreement is not for the benefit of any third party and nothing herein, expressed or implied, confers any right or remedy upon any Person not a party hereto other than Persons which become successors or assigns pursuant to Article XVII hereof.

19.5 No Partnership. It is not the intention of the Parties to create, nor is there created hereby, a partnership, trust, joint venture or association. The status of each Party hereunder is solely that of an independent contractor.

19.6 Published Indices. Unless expressly provided otherwise herein, if any published price index referred to in this Agreement ceases to be published, the Parties shall mutually agree to an alternative published price index representative of the published price index referred to in this Agreement.

19.7 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

19.8 Contract Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(b) the singular number includes the plural number and vice versa;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated hereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” “herein,” “hereby,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(k) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; and

(l) all references in this Agreement to an “Article,” “Section,” “subsection,” or “Exhibit” shall be to an Article, Section, subsection, or Exhibit of this Agreement, unless the context requires otherwise.

19.9 Agreement Subject to Laws. This Agreement is subject to all applicable state and federal laws and to all applicable orders, rules, and regulations of any Governmental Authority having jurisdiction. If either Party is ordered or required to do any act inconsistent with the provisions of this Agreement, then this Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation.

19.10 Federal Jurisdiction. Customer shall take no action that, directly or indirectly, could result in Processor being subjected to federal regulation, other than as to safety, under the Natural Gas Act or Section 311 of the Natural Gas Policy Act. If Customer takes any such action, in addition to all other remedies available to it in connection with such breach, Processor shall have the right to terminate this Agreement immediately. Customer shall be responsible and pay for and shall release, defend, indemnify and hold harmless Processor to the maximum extent permitted under applicable laws, from any and all Losses arising from or out of any act or omission of Customer which results in Processor or its Affiliates becoming subject to federal regulation, other than as to safety, under the Natural Gas Act or Section 311 of the Natural Gas Policy Act. In addition to the foregoing, Processor may terminate this Agreement without penalty if Processor or any Plant becomes subject to federal regulation, other than as to safety, under the Natural Gas Act or Section 311 of the Natural Gas Policy Act, and Processor elects to discontinue providing processing or other service to all customers at such Plant.

19.11 Reports to Governmental Authorities. Processor does not represent or warrant that any information it may furnish to Customer under the provisions of this Agreement will satisfy any of the requirements that may be imposed by any applicable state or federal laws and by any applicable orders, rules, and regulations of any Governmental Authorities having jurisdiction. Further, Processor does not assume the responsibility for the making of any reports to any Governmental Authorities that are required to be made by or on behalf of Customer.

19.12 Material Adverse Change. If a federal or state statute, regulation or order enacted or imposed by a Governmental Authority after the Effective Date effects a change to a substantive provision of this Agreement that has a material adverse impact upon the performance or benefits of either Party under this Agreement, including the imposition of terms, conditions, or rate restrictions that materially adversely affect the economic positions of the Parties under this Agreement, then the Parties will enter into good faith negotiations to attempt to revise this Agreement and any other ancillary agreements between Customer and Processor so that (a) performance under this Agreement is no longer impacted in a material adverse fashion and (b) this Agreement and any other ancillary agreements between Customer and Processor are revised in a manner that preserves, to the maximum extent possible, the respective economic positions of the Parties. Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceeding or actions that could cause such Party to invoke its rights under this Section 19.12. If, despite their good faith efforts, the Parties are unable to revise this Agreement in accordance with the above within ninety (90) Days from written notice of the occurrence, then the Party whose performance and/or benefits is impacted in a material adverse fashion will have the right to suspend or terminate this Agreement upon written notice delivered to the other Party within thirty (30) Days after expiration of the ninety (90) Day period with such suspension or termination to be effective no sooner than twelve (12) Months after the date of such written notice. Until such time as this Agreement is suspended or terminated, each Party will meet all obligations under this Agreement, unless otherwise prohibited by law.

19.13 Severability. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that one or more provisions of this Agreement are invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

19.14 Expenses. Each Party shall pay its own legal fees and other costs and expenses incurred by it in connection with the execution and delivery of this Agreement.

19.15 Joint Preparation. The Parties acknowledge and mutually agree that this Agreement and all contents herein were jointly prepared by the Parties.

19.16 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

19.17 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. Any signature delivered by a Party by facsimile transmission or electronically shall be deemed an original signature.

19.18 Survival. The respective indemnification obligations of the Parties set forth in this Agreement and the limitations of liability set forth in Section 13.2 shall survive the expiration of the Term and any termination of this Agreement.

19.19 Customer-Affiliate-Subsidiary Obligations. Customer shall not, and shall not permit its Subsidiaries to, seek to avoid its obligations hereunder by acting through an Affiliate which is not a Subsidiary.

19.20 Amendment. This Agreement may be amended, restated or supplemented only by written agreement of the Parties.

[Signature Page Follows]

This Agreement is executed by the authorized representatives of the Parties, to be effective on the date first set forth above.

CUSTOMER:

MRD Operating LLC

By: Memorial Resource Development Corp., its sole member

By:	/s/ Kyle Roane
Name:	Kyle N. Roane
Title:	Senior Vice President

Signature Page to Amended and Restated Gas Processing Agreement

This Agreement is executed by the authorized representatives of the Parties, to be effective on the date first set forth above.

PROCESSOR:

PennTex North Louisiana Operating, LLC

By:	/s/ Robert O. Bond
Name:	Robert O. Bond
Title:	Chief Operating Officer

Signature Page to Amended and Restated Gas Processing Agreement

Exhibit A

AMI Description

All lands in the State of Louisiana lying north of the township line between townships 14N and 15N, such lands being more particularly depicted as being all lands lying north of the bold red line in the attached map.

Exhibit B

Customer Dedicated Leases

[Available upon request.]

Exhibit C

Prior Dedications

[Available upon request.]

Exhibit D

Memorandum of Agreement

THIS MEMORANDUM OF AMENDED AND RESTATED GAS PROCESSING AGREEMENT (this “Memorandum”) is made and entered into effective as of April 14, 2015 (the “Effective Date”), by and between PennTex North Louisiana Operating, LLC, a Delaware limited liability company (“Processor”), with an address of 11931 Wickchester Lane, Suite 300, Houston, Texas 77043, and MRD Operating LLC, a Delaware limited liability company (“Customer”), with an address of 500 Dallas Street, Suite 1800, Houston, Texas 77002. Processor and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Customer and Processor entered into that certain Amended and Restated Gas Processing Agreement dated as of the Effective Date, as amended from time to time (the “Agreement”). Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement

WHEREAS, the Parties desire to file this Memorandum in the applicable real property records to give notice of the existence of the Agreement and certain provisions contained therein.

NOW THEREFORE, for and in consideration of the premises and mutual covenants contained in the Agreement, the Parties hereby agree as follows:

AGREEMENT

1.	Term. The term of the Agreement commenced on the Effective Date and, unless terminated sooner in accordance with its terms, continues in effect until fifteen (15) years after the Plant Operational Date of the Mt. Olive Plant (the “Primary Term”), and shall continue for successive one year terms thereafter (each an “Additional Term”) unless the Agreement is terminated by either Party as of the end of the Primary Term or an Additional Term, as applicable.

2.	Definitions. “Customer Dedicated Leases” means (i) the oil and gas leases described in Schedule 1 attached hereto and (ii) any oil and gas leases acquired by Customer or any of its Subsidiaries in the Dedicated Area after the Effective Date.

3.	Dedication. As used herein, the “Dedicated Area” shall mean the area described on the plat attached hereto as Schedule 2. Subject to the terms and conditions of the Agreement, Customer has dedicated for processing under the Agreement and shall deliver to Processor the following (the “Dedication,” and the Gas that is the subject of the Dedication, being herein referred to as the “Customer Gas”):

a)	all Gas produced and saved from wells now or hereafter located on lands covered by the Customer Dedicated Leases or on lands pooled or unitized therewith to the extent such Gas is attributable to Interests now owned by Customer and/or any of its Subsidiaries or hereafter acquired by Customer and/or any of its Subsidiaries, and their respective successors and assigns, and not delivered or used in lease operations as permitted pursuant to the Agreement or otherwise excluded as provided in the Agreement; and

b)	with respect to such wells for which Customer and/or any of its Subsidiaries is the operator, Gas produced from such wells that is attributable to Interests in such wells owned by other working interest owners and royalty owners which is not (i) taken “in-kind” by such working interest owners and royalty owners (and which Customer has the contractual right to deliver under the Agreement) or (ii) delivered or used in lease operations as permitted pursuant to the Agreement, and for which Customer and/or any of its Subsidiaries has the right and/or obligation to deliver such Gas; provided, however, with respect to Customer Gas that is subject to a Prior Dedication, such Customer Gas may be delivered in accordance with such Prior Dedication in accordance with the terms of the Agreement.

4.	Processing Services. Processor has agreed to receive, process and redeliver Customer Gas and the Plant Products attributable thereto for the fees and on and subject to the terms and conditions provided in the Agreement.

5.	Covenant Running with the Land. So long as the Agreement is in effect, the Agreement shall (i) be a covenant running with the Interests now owned by Customer and/or any of its Subsidiaries or hereafter acquired by Customer and/or any of its Subsidiaries and their respective successors and assigns in the Dedicated Area and (ii) be binding on and enforceable by each Party and its successors and assigns against the other Party and its successors and assigns.

6.	Incorporation of Terms. The terms and conditions of the Agreement are incorporated herein and made a part hereof for all purposes by this reference. This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend nor modify the Agreement in any way.

7.	Counterparts. This Memorandum may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

Exhibit E

Gas Specifications

Gas received at the Point of Delivery shall meet each specification set forth below:

(a) Oxygen - not to exceed two-tenths percent (0.2%) by volume of uncombined oxygen, and Customer shall make reasonable efforts to maintain the Gas free from oxygen;

(b) Hydrogen Sulfide - not to exceed one quarter (1/4) grain per one hundred (100) cubic feet;

(c) Carbon Dioxide - not to exceed two percent (2%) by volume;

(d) Sulfur – not to exceed twenty (20) grains per one hundred (100) cubic feet (excluding sulfur contained in hydrogen sulfide);

(e) Dust, Gums and Solid Matter – Customer shall use common industry practices to deliver Gas free of dust, gums, gum forming constituents, and other media or solid matter;

(f) Nitrogen - not to exceed two percent (2%) by volume;

(g) Hazardous Waste – Gas shall not contain corrosion inhibitors, chemicals, antifreeze agents, hazardous waste (except hydrogen sulfide) as defined in the Resources Conservation and Recovery Act of 1976 or Hazardous Substances;

(h) Temperature – have a temperature of not less than forty degrees (40o) Fahrenheit and not more than one hundred twenty degrees (120o) Fahrenheit; and

(i) Heating Value – contain a Gross Heating Value of at least 950 Btu per cubic foot.